Exhibit 23.2



                     CONSENT OF PRICEWATERHOUSECOOPERS LLP,
                             INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-2083, 33-2084, 33-41236, 33-48841, 33-35920, 333-53191, and 333-68885), in the
Prospectuses constituting part of the Registration Statements on Form S-4 (Nos. 333-19523 and 333-28523), and in the Registration Statements on Form S-8 (Nos. 33-16230, 33-25537, 33-29136, 33-37449, 33-41498, 33-41499, 33-41735, 33-41736,
33-49767, 33-57029, and 333-09213) of CSX Corporation of our report dated January 19, 1999 on the consolidated financial statements of Conrail Inc. and subsidiaries for the year ended December 31, 1998, which appears in the Annual Report on Form 10-K of CSX Corporation for the fiscal year ended December 25, 1998.



PRICEWATERHOUSECOOPERS LLP
Philadelphia, PA

March 3, 1999